UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    July 20, 2010

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

  Delaware                                   001-13835                                  39-1661164
 (State or Other Jurisdiction     (Commission file Number)    (IRS Employer
       of Incorporation)                                                           Identification No.)

    50 Lakeview Parkway, Suite 111, Vernon Hills, IL                               60061
(Address of Principal Executive Offices)                                             (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement.

On May 12, 2010, Applied NeuroSolutions, Inc. (the “Registrant”) received correspondence from counsel for Albert Einstein College of Medicine of Yeshiva University (“AECOM”) notifying the Registrant that AECOM claimed the Registrant was in breach of its exclusive licensing agreements (the “Agreements”) with AECOM.  The Agreements provide a sixty-day cure period for any breach.  AECOM agreed to extend the cure period until July 20, 2010 as negotiations continued.  The Registrant was not able to cure the breach prior to the end of the extended cure period and the Agreements were terminated.

The Agreements provided the Registrant with exclusive licenses from AECOM covering virtually all of the Registrant’s Alzheimer's disease (“AD”) technology, including virtually all its AD related diagnostic and therapeutic products currently in development.  The Registrant depended on these licensing arrangements to maintain full rights to its products under development.

The Registrant is currently in default of its collaboration agreement with Eli Lilly and Company (“Lilly”) due to the termination of the Agreements with AECOM.  Lilly has the right to terminate the Lilly agreement upon an event of default, if the event of default is not cured by the Registrant within 90 days from Lilly’s notification to the Registrant.  If Lilly terminates the collaboration agreement due to the default, Lilly would be obligated to pay the Registrant 50% of all fees, milestone payments and royalties, which are specified in the collaboration agreement.

The Registrant is in discussions to obtain funding for a virtual company that would maintain its operations solely to support its drug development collaboration with Lilly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of July 2010.
APPLIED NEUROSOLUTIONS, INC.

By:            /s/David Ellison
Name:  David Ellison
Title:    Acting CEO and CFO